Wachovia Bank, National Association
201 S College Street, 8th Floor
Charlotte, NC 28244-1067

WACHOVIA BANK, NATIONAL ASSOCIATION Logo	Wachovia Securities

1123 SERVICER’S CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of April 11, 2007, by and among Structured Asset Securities Corporation, II, as Depositor, Wachovia Bank, National Association, as Master Servicer, LNR Partners, Inc., as Special Servicer, LaSalle Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2007-C2 (the "Agreement").  Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Marilyn Addison and David J Shay, Director of Compliance and Third Party Oversight and Director of Strategic Initiatives do hereby certify that:

1.
A review of the activities of  the  Master Servicer during the period from January 1, 2008 through December 31, 2008 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review,  the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the period January 1, 2008 through December 31, 2008.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2009.

/s/ Marilyn Addison	/s/ David J Shay
Marilyn Addison, Director	David J Shay, Director
Wachovia Bank National Association	Wachovia Bank National Association

O:\shared\sp\INCOME\Compliance and Third Party Oversight\2008 Compliance\Wachovia Compliance\Annual Certifications\Certificate _ 0309\Certificate _0309\2007 Requirement\Signed Word Docs\LBUBS2007-C2.doc